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                                                                                              Exhibit 12(a)

                                         Aon Corporation and Consolidated Subsidiaries
                                           Combined With Unconsolidated Subsidiaries
                                       Computation of Ratio of Earnings to Fixed Charges


                                          Nine Months Ended
                                            September 30,                  Years Ended December 31,
                                         -------------------  ---------------------------------------------------
 (millions except ratios)                   1999      1998       1998      1997       1996      1995       1994
                                         --------- ---------  --------- ---------  --------- --------- ----------

 Income from continuing operations
    before provision for income taxes (1)   $ 595     $ 692     $  931     $ 542      $ 446     $ 458      $ 397

 Add back fixed charges:

    Interest on indebtedness                   74        64         87        70         45        56         46

    Interest on ESOP                            1         2          2         3          4         5          6

    Portion of rents representative of
      interest factor                          38        33         51        44         29        21         29

                                           -------   -------   --------   -------    -------   -------    -------
         Income as adjusted                 $ 708     $ 791     $1,071     $ 659      $ 524     $ 540      $ 478
                                           =======   =======   ========   =======    =======   =======    =======


 Fixed charges:

    Interest on indebtedness                $  74     $  64     $   87     $  70      $  45     $  56      $  46

    Interest on ESOP                            1         2          2         3          4         5          6

    Portion of rents representative of
       interest factor                         38        33         51        44         29        21         29

                                           -------   -------    -------   -------    -------   -------    -------
         Total fixed charges                $ 113     $  99     $  140     $ 117      $  78     $  82      $  81
                                           =======   =======    =======   =======    =======   =======    =======

 Ratio of earnings to fixed charges           6.3       8.0        7.6       5.6        6.7       6.6        5.9
                                           =======   =======    =======   =======    =======   =======    =======

 Ratio of earnings to fixed charges (2)       7.7                            7.1        7.9
                                           =======                        =======    =======

(1) Income from continuing operations before provision for income taxes and minority interest includes special charges of $163 million for the nine months ended September 30, 1999, $172 million for the year ended December 31, 1997 and $90 million for the year ended December 31, 1996.

(2) The calculation of this ratio of earnings to fixed charges reflects the exclusion of special charges from the income from continuing operations before provision for income taxes component for the nine months ended September 30, 1999 and for the years ended December 31, 1997 and 1996.

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